Exhibit 10.1
Independent Contractor Agreement

This independent contractor agreement is between Nano-Proprietary, Inc. (“NPI”), with offices located at 3006 Longhorn Blvd., Suite 107, Austin, Texas 78758, and Eller Financial Corporation (“EFC”), a corporation, whose address is 6615 Brookshire, Dallas, TX 75230.

Whereas NPI and EFC desire to enter into an agreement, the parties hereby agree to the following.

NPI will retain EFC to consult with NPI in various areas as needed. NPI will pay EFC a monthly fee of $10,000 per month for services rendered in connection with this agreement. NPI will also reimburse EFC for all preapproved expenses incurred by EFC on behalf of NPI in accordance with NPI’s travel and entertainment policy.

This agreement will be effective July 1, 2006 and will continue for six months until December 31, 2006. At the conclusion of this time period, the parties can also mutually agree to extend this agreement under the same terms, or different terms as mutually agreed upon at that time.

In addition, NPI, agrees to pay $846.68 per month to EFC toward Marc W. Eller’s COBRA payment, if COBRA is elected, which was the amount paid by NPI for Marc W. Eller’s health insurance at the time of his termination as an employee. If NPI’s insurance rates change during the term of this agreement, the amount to be paid by NPI for COBRA will be adjusted to equal the amount paid on behalf of employees of NPI.

This agreement does not constitute an employment agreement. During the term of this agreement EFC is responsible for all taxes and is not covered by any benefit plans available to employees of NPI.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by authorized persons on the respective dates hereinafter set forth.

NANO-PROPRIETARY, INC.	ELLER FINANCIAL CORPORATION

/s/ Douglas P. Baker	/s/ Marc W. Eller
Douglas P. Baker	Marc W. Eller
Chief Financial Officer	President
Date:	Date: